Exhibit 12

CrowdCheck Law LLP

700 12th Street NW, Suite 700

Washington, DC 20005

May 24, 2021

Board of Directors

Rentberry, Inc.

201 Spear Street, Suite 1100

San Francisco, CA 94105

To the Board of Directors:

We are acting as counsel to Rentberry, Inc. (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement covers the contemplated issuance of up to 16,827,585 shares of the Company’s Common Stock, composed of up to 13,793,103 shares for purchase by investors, up to 2,758,620 shares to be issued a “Bonus Shares” as defined in the Company’s offering statement, and up to 275,862 shares to be issued as compensation to the Company’s placement agent, StartEngine Primary, LLC.

In connection with the opinion contained herein, we have examined the offering statement, the certificate of incorporation (as amended) and bylaws, the resolutions of the Company’s board of directors and stockholders, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

We are opining herein as to the effect on the subject transactions only of the laws of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including federal law.

Based upon the foregoing, we are of the opinion that the shares Common Stock being sold pursuant to the offering statement are duly authorized and will be, when issued in the manner described in the offering statement, legally and validly issued, fully paid and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the offering statement.

Yours truly,

/s/ CrowdCheck Law LLP

TH/JO